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                   April 13, 2021

       Michael Hutchby
       CFO
       Cherry Hill Mortgage Investment Corp
       1451 Route 34, Suite 303
       Farmingdale, NJ 07727

                                                        Re: Cherry Hill
Mortgage Investment Corp
                                                            Forms 8-K Filed
December 2, 2020
                                                            Response Dated
March 5, 2021
                                                            File No. 001-36099

       Dear Mr. Hutchby:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Real Estate & Construction